Exhibit 5.1

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601	RMI Tel.: +692-625-3602
RRE Commercial Center	Honolulu Tel.: +808-352-0749
Majuro, MH 96960 - Marshall Islands	Email: dreeder.rmi@gmail.com

August 8, 2019

Danaos Corporation

c/o Danaos Shipping Co. Ltd., Athens Branch

14 Akti Kondyli

185 45 Piraeus

Greece

Danaos Corporation - Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as special counsel to Danaos Corporation (the “Company”), on matters of Republic of the Marshall Islands law in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-8 (the “Registration Statement”), relating to the registration of 1,200,000 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), including 1,000,000 shares of Common Stock (the “Plan Shares”), which may be issued to eligible participants pursuant to awards granted under the Company’s Amended and Restated 2006 Equity Compensation Plan (the “Plan”), and 200,000 shares of Common Stock (the “Directors Plan Shares”), which may be issued to directors of the Company pursuant to the Company’s Directors Share Payment Plan (the “Directors Plan”).

In rendering this opinion, we have examined originals or photocopies of the Registration Statement, the Plan, the Directors Plan, and all such other documents, including certificates of public officials and representatives of the Company, as we have deemed necessary.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as photocopies and the accuracy of the factual representations made to us by officers and other representatives of the Company.  As to any questions of fact material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid certificates.

This opinion is limited to Republic of the Marshall Islands law as of the date hereof.  In rendering our opinion as to the valid existence in good standing of the Company, we have relied solely on a Certificate of Good Standing issued by the Registrar of Corporations of the Republic of the Marshall Islands on August 7, 2019.

Based on the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that:

(1) The Company has been domesticated and is validly existing in good standing as a corporation under the laws of the Republic of the Marshall Islands.

(2)  The Plan Shares, when issued and the consideration therefor has been paid for as contemplated by the Plan and the terms of the awards made thereunder, will be validly issued, fully paid and non-assessable.

(3) The Directors Plan Shares, when issued and the consideration therefor has been paid for as contemplated by the Directors Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and the reference to our name under the heading “Validity of Common Stock” in the prospectus contained therein.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dennis J. Reeder

Dennis J. Reeder
Reeder & Simpson P.C.